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                                                                    EXHIBIT 4(i)


               PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA
                         A STOCK LIFE INSURANCE COMPANY
                                NEWARK, DELAWARE

                                      RIDER

                 AMENDMENT TO QUALIFY DEFERRED ANNUITY CONTRACT
                       AS A TAX SHELTERED ANNUITY CONTRACT
                UNDER SECTION 403(b) OF THE INTERNAL REVENUE CODE

      The Contract is amended as follows, provided the Contract is purchased for you by your employer and you are: (1) a public school employee; or (2) an employee of a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended from time to time (the Code).

      For purposes of qualifying the Contract applied for as a Tax Sheltered Annuity under Section 403(b) of the Code, the Contract herein is amended by the addition of the provisions listed below.

         1. The Owner must be the Annuitant. A Contingent Owner may not be designated.

         2. The Contract is established for the exclusive benefit of the Owner or his Beneficiaries and the interest of the Owner is nonforfeitable.

         3. This Contract may not be transferred, sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the Company.

         4. The entire interest of the Owner will not be distributed or commence to be distributed before such individual attains age 59-1/2, separates from service, dies or becomes disabled and not later than the first day of April following the calendar year in which such individual attains age 70-1/2 or the calendar year in which such individual retires, if later (required beginning date). However, in the case of a 5% or more Owner of the employer, distributions are required to begin no later than the first day of April following the calendar year in which the 5% Owner attains age 70 1/2. The entire interest will be in equal or substantially equal amounts, over: (a) the life of such individual (Owner) and his or her designated Beneficiary; or (b) a period not extending beyond the life expectancy of such individual (Owner) or the joint and last survivor expectancy of such individual (Owner) and his or her designated Beneficiary.

         5. Minimum Amounts to be distributed. If the Owner's entire interest is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the required beginning date and each year thereafter) must be at least an amount equal to the quotient obtained by dividing the Owner's entire interest by the life expectancy of the Owner or joint and last survivor expectancy of the Owner and designated Beneficiary, in accordance with Code Section 403(b)(10).

                  Life expectancy and joint and last survivor expectancy are computed, in accordance with Code Section 403(b)(10), by use of the return multiples contained in Tables V and VI of section 1.72-9 of the Income Tax Regulations. For purposes of this computation, the Owner's life expectancy and, if applicable, the Owner's spouse's life expectancy may be recalculated no more frequently than annually; however, the life expectancy of a nonspouse Beneficiary may not be recalculated.

         6. If the Owner dies before the entire interest is distributed, the following distribution provisions shall apply:

                  a. If the Owner dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.

                           (continued on reverse side)

Form PL554
(Rev. 11.97)                                                          (PL554XX1)

         b. If the Owner dies before distribution of his or her interest commences, the Owner's entire interest will be distributed in accordance with one of the following three provisions:

                  (1)      The Owner's entire interest will be paid within five
                           (5) years after the date of the Owner's death.

                  (2) If the Owner's interest is payable to a Beneficiary designated by the Owner and the Owner has not elected
                           (1) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the designated Beneficiary commencing no later than one (1) year after the date of the Owner's death. If the individual spouse is not the designated Beneficiary the method of distribution selected must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the participant, in accordance with Code Section 403(b)(10).

                  (3) If the designated Beneficiary is the Owner's surviving spouse, the spouse may elect within the five year period commencing with the Owner's date of death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which the deceased Owner would have attained age 70-1/2.

         c. For the purposes of the above, payments will be calculated in accordance with Code Section 403(b)(10), by the use of the return multiples specified in Tables V and VI of section 1.72-9 of the regulations. Life expectancy of a surviving spouse may be recalculated annually. In the case of any other designated Beneficiary, life expectancy will be calculated at the time payment first commences and payments for any 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

         d. For purposes of this requirement, an amount paid to a child of the Owner will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

7. This Contract shall be subject to and interpreted in conformity with the provisions, terms and conditions of the tax-sheltered annuity plan document of which this Contract is a part, if any, and with the terms and conditions of section 403(b) of the Code, the regulations thereunder, and other applicable law (including without limitation the Employee Retirement Income Security Act of 1974, as amended, if applicable), as determined by the plan administrator or other designated plan fiduciary or, if none, the Owner. The Company shall be under no obligation either (a) to determine whether any contribution, distribution or transfer under the Contract complies with the provisions, terms and conditions of such plan or with applicable law, or (b) to administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984. The Owner shall be responsible for determining that contributions made, distributions elected and transfers made under this Contract comply with applicable law and the terms of this Rider.

8. In order to retain its qualification under Code Section 403(b), we may amend this Contract as required by changes in the Code, Regulations and Published Rulings. Any such amendment will be issued to all Section 403(b) annuitants.

The Rider is subject to all the exclusions, definitions, and provisions of the Contract which are not inconsistent herewith.




Attached by Providentmutual Life and Annuity Company of America on the Issue Date of the Contract.


                                                             /s/ Robert W. Kloss
                                                                       President

Form PL554
(Rev. 11.97)                                                          (PL554XX1)